Exhibit (h)(4)

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of October 25, 2016 (the “Effective Date”) by and between ALPS Distributors, Inc. (the “Distributor”), a Colorado Corporation, and NGAM Distribution, L.P., a Delaware partnership (“Broker/Dealer”).

WHEREAS, the Distributor is (i) registered as a broker-dealer with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) a member of the Financial Industry Regulatory Authority (“FINRA”) and (iii) the principal underwriter of the series of the Trust listed on Appendix A (the “Fund”) pursuant to a Distribution Agreement dated October 25, 2016 between the Distributor and the Trust (the “Distribution Agreement”);

WHEREAS, Broker/Dealer is (i) registered as a broker-dealer with the SEC under the 1934 Act, and (ii) a member of FINRA;

WHEREAS, the Distribution Agreement authorizes the Distributor to undertake such activities as it deems reasonable and that are primarily intended to result in the sale of the Fund’s shares;

WHEREAS, the Distribution Agreement further authorizes that certain of the services to be performed by the Distributor will be performed using FINRA registered representatives and the Distributor and Broker/Dealer agree to use FINRA-registered representatives of the Broker/Dealer, who are employees of Broker/Dealer (the “Broker/Dealer Representatives”), to market and promote Fund shares; and

WHEREAS, the Distributor has determined to retain the Broker/Dealer Representatives to provide additional marketing services to assist the Distributor in its activities intended to result in the sale of Fund shares as set forth in this Agreement, and the Broker/Dealer wishes to provide such services.

NOW, THEREFORE, the Distributor and the Broker/Dealer agree as follows:

1. Provision of Services. The Broker/Dealer will provide some or all of the services set forth in Appendix B (the “Services”) during the term of this Agreement with respect to the Fund. The parties acknowledge and agree that the services are limited to some or all of the Services and do not include providing investment advice. With respect to the products and services for which the Distributor serves as distributor/principal underwriter, the Broker/Dealer will not open or maintain customer accounts for the Fund’s investment adviser or handle orders for the Fund.

2. Term. The term of this Agreement shall commence on the Effective Date and shall end on the 60th day following a written notice from one party to the other of its decision to terminate this Agreement at the end of such 60-day period. If this Agreement is terminated by one party, it shall terminate the entire Agreement.

3. Performance Requirements. The Broker/Dealer shall devote sufficient staff and expenditures to the performance of the Services as shall be consistent with industry standards for the marketing of shares of the Fund. The Broker/Dealer shall perform these Services in a professional and competent manner and shall provide such office space and equipment, telephone facilities and personnel as it determines may be reasonably necessary or beneficial in order to provide such services at no cost to the Distributor.

4. Representations and Warranties of the Distributor.

(a) The Distributor shall provide to the Broker/Dealer sufficient quantities of all relevant documents for the Fund as the Broker/Dealer may reasonably request and at no cost for the performance of the Services, including, but not limited to current copies of the Fund’s prospectus and statement of additional information (“SAI”), each as amended or supplemented from time to time.

(b) The Distributor represents and warrants to the Broker/Dealer that:

(i) It is a corporation duly organized and existing and in good standing under the laws of the State of Colorado;

(ii) It is empowered under applicable laws and by the Distribution Agreement with the Trust to enter into this Agreement and perform its duties under this Agreement;

(iii) All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement;

(iv) It is and will remain duly licensed or registered with the SEC, applicable state securities regulators and FINRA;

(v) The Fund has filed a registration statement (a “Registration Statement”) with the SEC relating to its shares under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-1A, including a prospectus and a statement of additional information. The Registration Statement (including the prospectus and the statement of additional information) conforms in all material respects to the requirements of the 1933 Act, the Investment Company Act of 1940, as amended, and the rules thereunder; and

(vi) To the extent required by applicable law, the Fund is registered and its shares are qualified for sale in the jurisdictions listed on Appendix C unless the Broker/Dealer is notified in writing to the contrary. The Broker/Dealer may rely solely on such representation to the extent that the Broker/Dealer will only market the Fund in those jurisdictions where the Fund is registered. The Distributor otherwise assumes no responsibility or obligation as to the Broker/Dealer’s right to market the Fund in any jurisdiction.

5. Representations and Warranties of the Broker/Dealer.

(a) The Broker/Dealer represents to the Distributor that:

(i) It is a limited partnership duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It and all requisite personnel shall obtain and maintain all approvals and licenses necessary for the performance of the Services including proper registration and licensing with the SEC and or FINRA, as applicable;

(iii) It is and will remain duly licensed or registered with the SEC, applicable state securities regulators and FINRA;

(iv) It will make no representations concerning the Fund other than those contained in the applicable prospectus for the Fund or in any promotional materials or sales literature furnished to the Broker/Dealer by the Distributor or prepared by the Broker/Dealer and approved for use by the Distributor;

(v) While it is authorized by the Distributor to solicit interest in Fund shares, it is understood that it will not open or maintain customer accounts or handle orders for the Fund;

(vi) All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement;

(vii) It and the Broker/Dealer Representatives at all times will be properly registered with and licensed by the SEC and will be members in good standing of FINRA or any relevant subsidiary thereof, as applicable; and

(viii) The Broker/Dealer Representatives will be registered representatives of the Broker/Dealer and subject to the Broker/Dealer’s supervisory oversight in accordance with all applicable laws, rules and regulations in connection with the Services.

6. Relationship Among the Parties. No party shall be or represent itself to be an agent, employee, partner or joint venturer of the other, nor shall any party have or represent itself to have any power or authority to act for, bind or commit the other.

7. Indemnification.

(a) The Broker/Dealer shall indemnify and hold harmless the Distributor and its affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) the Broker/Dealer’s violation of any of the provisions of this Agreement or (ii) the Broker/Dealer’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any of its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) against any liability to which the Distributor or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the Distributor’s reckless disregard of its obligations and duties under this Agreement.

(b) The Distributor shall indemnify and hold harmless the Broker/Dealer and their affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) the Distributor’s violation of any of the provisions of this Agreement, (ii) the Distributor’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement, and (iii) any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any advertising or promotional material published or provided by the Distributor to the Broker/Dealer; provided, however, that in no case is the foregoing indemnity to be deemed to protect the Broker/Dealer and its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), against any liability to which the Broker/Dealer or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard of the Broker/Dealer’s obligations and duties under this Agreement.

8. Confidentiality.

(a) Each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information (as defined below) of the other party. For purposes of this section, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a party.

(b) Confidential Information shall not include information to the extent such information is (i) already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of either party; or (iv) independently developed by one party without reference to information which is confidential.

(c) For purposes of this section, only the officers, directors and employees and agents of the Distributor and the Broker/Dealer, including their respective accountants, auditors and attorneys, shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of the other party (the “Non-Disclosing Party”), the Disclosing Party shall provide the Non-Disclosing Party with prompt notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party attempt to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d) Each party further acknowledges and agrees that, in the event of a breach by it of the provisions of this section, the other party will suffer irreparable harm and damages and, accordingly, shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction.

(e) The provisions of this section shall survive any termination of this Agreement.

9. Continuing Effect. All representations, warranties, covenants and agreements contained in this Agreement or contained in certificates of any party hereto submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by, or on behalf of, either party or any person who controls any of the foregoing and shall survive delivery and be restated and reaffirmed as of the placement of each order under this Agreement.

10. Notices. All communications should be sent to the address below. Any notice shall be duly given if mailed or faxed to the address specified below.

11. Construction. No provision of this Agreement shall be construed in favor of or against any party by reason of the extent to which any such party, its affiliates or their respective employees or counsel participated in the drafting thereof.

12. Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes any prior agreement entered into by the parties hereto (or their respective predecessors) with respect to the Funds and the Services. In the event that any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity shall be limited to the jurisdiction in question, and such invalidity to the extent so held by such court.

13. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to conflicts of law principles.

14. Damages. No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.

15. Amendments. This Agreement may be amended upon written notice by the Broker/Dealer to the Distributor for the sole purpose of amending Appendix B to this Agreement. For all other amendments, this Agreement may be amended only by an instrument in writing signed by each party.

16. Expenses. Each party is responsible for its own expenses.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

18. Assignability. This Agreement is not assignable by any party without the other parties’ prior written consent and any assignment in contravention hereof shall be null and void. A change in control of either party shall not constitute an assignment of this Agreement.

19. Independent Contractors. The Broker/Dealer shall be an independent contractor providing the Services to the Distributor, and none of the Broker/Dealer or its agents shall be agents of the Distributor in connection with any matter hereunder. Neither the Broker/Dealer nor any of its agents are authorized to make any representation on behalf of, nor does it or any of them have any authority whatsoever to bind, the Distributor in connection with any matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as the Effective Date.

NGAM DISTRIBUTION, L.P.

By: NGAM Distribution Corporation, its general partner

By:	/s/ Beatriz Pina Smith
Name:	Beatriz Pina Smith
Title:	Executive Vice President & Chief Financial Officer

Address:	399 Boylston Street
Boston, MA 02116
Attn: Anthony Loureiro, Chief Compliance Officer
Phone: 617-449-2828

ALPS DISTRIBUTORS, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Address:	1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Phone: 303-623-2577
Fax: 303-623-7850

Appendix A – Fund(s)

Natixis Seeyond International Minimum Volatility ETF

Appendix B - Services

Engage in activity designed to solicit interest in the Fund by financial intermediaries, including, but not limited to, telephone calls, visits, seminars, conferences and media interviews for financial intermediaries;

Distributing Distributor-approved sales literature and other communications (including electronic media) regarding the Fund. Individualized e-mail communications and other internal communications (including product trainings and updates) that do not qualify as Fund advertising and/or sales literature materials shall not be subject to pre-approval by the Distributor; and

Other services reasonably contemplated in writing by the Distributor and the Broker/Dealer.

Appendix C – Jurisdictions

The Fund is generally available for purchase in the United States, Puerto Rico, Guam and the U.S. Virgin Islands.